Exhibit 99.1

SeaBright Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Holdings, Inc.
Suite 2600	Scott H. Maw
Seattle, WA 98101	Senior Vice President and
Chief Financial Officer
206-269-8500
investor@sbic.com

SeaBright Holdings Reports Second Quarter 2010 Results

Seattle, WA – July 27, 2010 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter ended June 30, 2010.

For the second quarter of 2010, the Company had a net loss of $15.5 million or $0.74 per basic and diluted share, primarily due to the recognition of adverse development of prior years’ loss reserves.  This compares to net income of $4.3 million or $0.20 per diluted share for the same period in 2009.  Total revenue for the quarter increased 14.9% to $76.5 million versus $66.6 million in the year-earlier period.  For the second quarter of 2010, net premiums earned increased 9.3% to $65.6 million compared to $60.0 million for the same period in 2009.

“During the second quarter we undertook prudent measures to strengthen our loss reserves to reflect recent adverse claim development we have experienced, primarily in our California book of business,” noted John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer.  “In California, we encountered increasing medical cost trends and longer average claim durations, made worse by protracted high unemployment levels. SeaBright has instituted rate increases in California over the last 18 months and based on the recent claim data, we filed yesterday for a 15.3% increase in that state.”

The net loss ratio for the second quarter of 2010 was 121.1% compared to 68.2% in the same period of 2009. During the second quarter of 2010, on a pre-tax basis, the Company recognized $30.6 million, net of reinsurance, in adverse development of prior years’ loss reserve estimates, compared to approximately $2.9 million in adverse development of prior years’ loss reserve estimates in the second quarter of 2009.  During the second quarter of 2010, we also increased the net expected loss and allocated loss adjustment expense ratio for the 2010 accident year from 61.5% to 64.5%, the quarterly impact of which was approximately $1.9 million.

Total underwriting expenses for the second quarter 2010 were $17.1 million compared to $16.1 million for the same period in 2009. The net underwriting expense ratio for the second quarter was 25.9% compared to 26.7% in the same period in 2009.

The net combined ratio for the second quarter of 2010 was 147.0% compared to 94.9% for the same period in 2009.

Net investment income for the second quarter of 2010 was $5.9 million compared to $5.7 million for the same period in 2009 as the Company continues to record positive cash flow from operations.

At June 30, 2010, SeaBright had nearly 1,700 customers.  This represents an increase of approximately 300 customers from a year earlier, all of which was attributable to growth in the Company’s program business, which includes SeaBright’s small maritime and alternative markets divisions. Customer count in the Company’s core business was down 4% year-over-year. Average premium sizes at June 30, 2010 were approximately $96,000 in the program business and $232,000 in the core business compared to approximately $121,000 in the program business and $242,000 in the core business at June 30, 2009.

At June 30, 2010, the Company had $666.9 million in fixed income securities.  As of June 30, 2010, the overall credit quality of the Company’s $344.1 million fixed income municipal portfolio (including secondary insurance) stood at AA. With secondary insurance removed, the average rating of the municipal portfolio would be AA. As of June 30, 2010, the Company had $155.2 million in insured municipal bonds and $188.9 million in uninsured municipal bonds.

At June 30, 2010, the Company had $26.5 million invested in collateralized mortgage obligations, $1.3 million in adjustable rate mortgages, $3.6 million in asset-backed securities, and $56.5 million in commercial mortgage-backed securities, none of which were direct sub prime.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Total HealthCare Management, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, July 27, 2010 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Scott H. Maw, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888.551.9020 (domestic) or 719.325.2336 (international), Passcode: 3118943. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 3, 2010, at 888-203-1112 (domestic) or 719-457-0820 (international), Passcode: 3118943.  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2009 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2010, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three month and six month periods ended June 30, 2010 and 2009 as well as selected balance sheet data as of June 30, 2010 and December 31, 2009. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 9, 2010.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$666,949	$626,608
Cash and cash equivalents	19,907	12,896
Accrued investment income	6,941	6,734
Premiums receivable, net of allowance	15,509	14,477
Deferred premiums	188,266	182,239
Service income receivable	221	317
Reinsurance recoverables	44,343	34,339
Due from reinsurer	5,783	6,707
Receivable under adverse development cover	3,010	3,010
Prepaid reinsurance	5,651	6,760
Property and equipment, net	5,635	5,356
Federal income tax recoverable	10,765	4,774
Deferred income taxes, net	20,866	21,861
Deferred policy acquisition costs, net	27,105	25,537
Intangible assets, net	1,391	1,431
Goodwill	2,794	4,321
Other assets	10,409	7,494
Total assets	$1,035,545	$964,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$411,865	$351,496
Unearned premiums	180,609	175,766
Reinsurance funds withheld and balances payable	6,371	7,312
Premiums payable	7,290	4,786
Accrued expenses and other liabilities	63,689	54,028
Surplus notes	12,000	12,000
Total liabilities	681,824	605,388

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,024,321 shares at June 30, 2010 and 21,675,786 shares at December 31, 2009	220	217
Paid-in capital	207,259	205,079
Accumulated other comprehensive income	15,135	12,927
Retained earnings	131,107	141,250
Total stockholders’ equity	353,721	359,473
Total liabilities and stockholders’ equity	$1,035,545	$964,861

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except share and earnings per share information)
Revenue: (1)
Premiums earned	$65,621	$60,029	$126,251	$118,033
Claims service income	224	243	437	489
Other service income	52	47	85	111
Net investment income	5,880	5,651	11,959	11,298
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	–	(258)	–	(258)
Less portion of losses recognized in accumulated other comprehensive income (loss)	–	–	–	–
Net impairment losses recognized in earnings	–	(258)	–	(258)
Other net realized gains (losses) recognized in earnings	3,851	(86)	10,383	(75)
Other income	896	977	1,726	2,208
	76,524	66,603	150,841	131,806
Losses and expenses:
Loss and loss adjustment expenses	79,696	41,212	122,445	79,776
Underwriting, acquisition and insurance expenses	17,059	16,090	35,816	35,884
Interest expense	132	152	260	326
Goodwill impairment	1,527	–	1,527	–
Other expenses	2,402	2,642	4,892	4,714
	100,816	60,096	164,940	120,700
Income (loss) before taxes	(24,292)	6,507	(14,099)	11,106

Income tax expense (benefit)	(8,762)	2,205	(6,156)	2,816
Net income (loss)	$(15,530)	$4,302	$(7,943)	$8,290

Basic earnings (loss) per share	$(0.74)	$0.21	$(0.38)	$0.40
Diluted earnings (loss) per share	$(0.74)	$0.20	$(0.38)	$0.39

Weighted average basic shares outstanding	20,893,983	20,724,956	20,820,281	20,670,130
Weighted average diluted shares outstanding	20,893,983	21,412,646	20,820,281	21,383,475

Net loss ratio (2)	121.1%	68.2%	96.6%	67.2%
Net underwriting expense ratio (3)	25.9%	26.7%	28.3%	30.3%
Net combined ratio (4)	147.0%	94.9%	124.9%	97.5%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30
	2010	2009	2010	2009
	(in thousands)
Gross premiums written	$64,009	$71,556	$139,992	$150,899
Net premiums written	60,751	65,038	131,001	137,079

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.